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                                                                  Exhibit (b)(2)

                           AMENDMENT TO THE BYLAWS OF
                             VAN WAGONER FUNDS, INC.

             APPROVED BY THE BOARD OF DIRECTORS ON NOVEMBER 16, 2004

RESOLVED: that Article II, Section 3 be amended in its entirety to read as follows:

VACANCIES; CHAIRMAN OF THE BOARD. Any vacancy on the board of directors occurring between stockholders' meetings called for the purpose of electing directors may be filled, if immediately after filling any such vacancy, at least two-thirds of the directors then holding office shall have been elected to such office at an annual or special meeting of stockholders, in the following manner:
(i) for a vacancy occurring other than by reason of an increase in directors, by a majority of the remaining members of the board, although such majority is less than a quorum; provided, however, that if any director so elected is a person who is not an "interested person" of the corporation within the meaning of the Investment Company Act of 1940 ("disinterested director"), such person must be selected and nominated by the remaining members of the board that are disinterested directors; and (ii) for a vacancy occurring by reason of an increase in the number of directors, by action of a majority of the entire board; provided, however, that if any director so elected is a disinterested director, such person must be selected and nominated by the members of the board that are disinterested directors. A director elected by the board to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies. If by reason of the death, disqualification or bona fide resignation of any director or directors, more than twenty-five (25%) [one-third (1/3) if the corporation has only three directors] of the members of the board of directors are not disinterested directors, such vacancy shall be filled within ninety (90) days if it may be filled by the board, or within one hundred fifty (150) days if a vote of stockholders is required to fill such vacancy; provided that such vacancy may be filled within such longer period as the Securities and Exchange Commission may prescribe by rules and regulations, upon its own motion or by order upon application. Any disinterested director, whether elected by the board or at a meeting of stockholders, must be selected and nominated by the members of the board that are disinterested directors. In the event that at any time less than a majority of the directors were elected by the stockholders, the board or proper officers shall forthwith cause to be held as promptly as possible, and in any event within one hundred fifty (150) days, a meeting of stockholders for the purpose of electing directors to fill any vacancies in the board, unless the Securities and Exchange Commission shall by order extend such period. The directors shall elect a disinterested director to serve as chairman of the board of directors of the corporation, to preside over meetings of the board of directors and to have substantially the same responsibilities of a chairman of the board within the meaning of the Investment Company Act of 1940.

FURTHER RESOLVED, that Article III, Section 1 be amended in its entirety to read as follows:

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ELECTION AND QUALIFICATION. At the first meeting of each newly elected board of directors, there shall be elected a chief compliance officer, a president, one or more vice presidents, a secretary and a treasurer. The board may also elect one or more assistant secretaries and assistant treasurers. No officer need be a director. Any two or more officers, except the offices of president and vice president, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, charter or the bylaws to be executed, acknowledged or verified by two or more officers. Each officer must be eligible to serve as an officer of a registered investment company under the Investment Company Act of 1940. Nothing herein shall preclude the employment of other employees or agents by the corporation from time to time without action by the board.

FURTHER RESOLVED, that Article III, Section 4 be amended in its entirety to read as follows:

PRESIDENT. The president shall be the principal executive officer of the corporation. He shall have general and active management of the business of the corporation, see that all orders and resolutions of the board of directors are carried into effect, and execute in the name of the corporation all authorized instruments of the corporation, except where the signing shall be expressly delegated by the board to some other officer or agent of the corporation.